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                                                                   EXHIBIT 10.11


                           DESCRIPTION OF MEDEX, INC.
                     ANNUAL INCENTIVE COMPENSATION PROGRAM


     Under the Medex Annual Incentive Compensation Program, incentive awards are based on performance in three separate areas:


1. Corporate Business Results: primary emphasis tied to total Company Operating Income Return on Assets Employed, with an adjustment based on revenue versus budget.

2. Business Unit Performance: primary emphasis on business unit profitability, modified by business unit revenue versus budget.

3. Executive Performance: based on review of each individual executive's performance on specific objectives as well as identified competencies.

These measures are weighed differently for different positions. Target award levels are established for each position. Actual award amounts are based upon the actual performance levels attained on the three measures.